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                                   EXHIBIT C



                                   HEARx LTD.

                          CERTIFICATE OF DESIGNATIONS,
                           PREFERENCES AND RIGHTS OF
                          1996 SENIOR PREFERRED STOCK


                     PURSUANT TO SECTION 151 OF THE GENERAL
                             CORPORATION LAW OF THE
                               STATE OF DELAWARE


                 HEARx Ltd., a corporation organized on April 11, 1986 and existing under the laws of the State of Delaware ("Corporation"), the Restated Certificate of Incorporation of which was filed in the office of the Secretary of State of Delaware on February 5, 1987, does by its Chairman and its Secretary hereby certify:

                 That pursuant to the authority vested in the Board of Directors by the Restated Certificate of Incorporation, the Board, at a meeting duly held on January 18, 1996, adopted the following resolutions:

                 RESOLVED, that pursuant to the authority so conferred upon it, the Board of Directors hereby authorizes the issuance of 6,000 shares of 1996 Senior Preferred Stock, par value $1.00 per share ("1996 Preferred"), in connection with a Stock Purchase Agreement to be entered into by the Corporation; and

                 RESOLVED, that the voting powers, preferences and relative rights and privileges and other rights granted to the 1996 Preferred and the qualifications, limitations or restrictions imposed thereon be, and they hereby are, as follows:

                 A. Dividends and Distributions. The holders of the 1996 Preferred shall be entitled to receive dividends or other distributions of the Corporation, other than liquidating distributions, only as and when declared by special resolution of the Corporation's Board of Directors.

                 B. Voting Rights; Separate Vote of 1996 Preferred Required to Approve Certain Corporate Actions. The holders of the 1996 Preferred shall have 2,485 votes per share of 1996 Preferred held by them and shall have voting rights and powers equal to the voting rights and powers of Common Stock, except as set forth below. Except as may be required by law or as set forth below, the holders of the 1996
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Preferred shall not vote separately as a class but shall instead vote with the holders of Common Stock on all matters as to which stockholders are entitled to vote under Delaware law.

                 Notwithstanding the foregoing, without the affirmative vote or written consent of the holders of a majority of the outstanding shares of 1996 Preferred, voting separately as a class, the Corporation may not:

                 (a) Issue any securities (including any debt or equity securities) or any indebtedness, other than pursuant to a Permitted Issuance (as defined below).

                 (b) Repay any indebtedness due to Dr. Paul Brown (on the date hereof, the Chairman of the Board and Chief Executive Officer of the Corporation) or his assignees, other than indebtedness (including accrued interest) in the aggregate amount of $100,000.

                 As used herein, a "Permitted Issuance" is any one of the following:

                 (i) The issuance of up to 1,500,000 shares of Common Stock, $.10 par value, pursuant to employee stock options issued subsequent to the date hereof, subject to appropriate adjustment in the event of stock splits, stock dividends, combinations, reclassifications or similar events (e.g., in the event of a 1-for-15 reverse stock split, the total number of shares issuable pursuant to this clause (i) shall be 100,000).

                 (ii) The issuance of any securities of the Corporation pursuant to the exercise or conversion of options, warrants and preferred stock outstanding on the date hereof or pursuant to the terms of agreements existing on the date hereof, in accordance with the terms of such securities and agreements in effect on the date hereof.

                 (iii) The issuance of Common Stock of the Corporation pursuant to the conversion of Senior Preferred Stock, Series C ("Senior C Preferred") in accordance with the terms of such security on the date hereof, and which Senior C Preferred is issued pursuant to the exercise of warrants outstanding on the date hereof, in accordance with terms of such warrants in effect on the date hereof.

                 (iv) The incurring of any trade indebtedness or short term (i.e., maturity of less than one year) bank financing (the term "bank" shall have the meaning set forth in clauses (A), (B) and (C) of Section 3(a)(6) of the Securities Exchange Act of 1934, as amended).

                 C. Priority. The 1996 Preferred shall be senior to all shares of capital stock of the Corporation other than the Senior Preferred Stock, Series A, par value $1.00 per share ("Senior A Preferred"); Senior Preferred Stock, Series B, par value $1.00 per share ("Senior B Preferred"); the Senior Preferred Stock, Series C, par value $1.00 per


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share ("Senior C Preferred"); the Senior Preferred Stock, Series D, par value
$1.00 per share ("Senior D Preferred"); the Senior Preferred Stock, Series E, par value $1.00 per share ("Senior E Preferred"); the Senior Preferred Stock, Series G, par value $1.00 per share ("Senior G Preferred"); and the 1994 Convertible Preferred Stock, par value $1.00 per share (the "1994 Convertible Preferred") (the Senior A, B, C, D, E and G Preferred and the 1994 Convertible Preferred being together called the "Senior Preferred") and shall rank pari passu with the Senior Preferred in liquidation only, provided that the Corporation may authorize and issue additional classes or series of Preferred Stock that rank pari passu with the 1996 Preferred with the prior written consent of the holders of the majority of the shares of outstanding 1996 Preferred.

                 D. No Conversion. Shares of the 1996 Preferred shall not be convertible at any time into shares of Common Stock.

                 E. Redemption. The shares of 1996 Preferred shall be redeemed by the Corporation, in whole but not in part, at the redemption price of $1,000 per share, at such time as is determined by the Corporation. The Corporation shall treat such redemption payment as a payment made in exchange for the 1996 Preferred and not as a dividend for U.S. Federal income tax purposes.

                 At least 10 days prior to the date fixed for redemption under this paragraph E, the Corporation shall send notice of such redemption to each holder of record of the 1996 Preferred, by registered or certified mail enclosed in a postage paid envelope addressed to such holder at such holder's address as the same shall appear on the books of the Corporation. Such notice shall (a) state that the Corporation is redeeming such shares, (b) state the date fixed for the redemption thereof, (c) state the per share redemption price, and (d) call upon each holder to surrender to the Corporation on or after said date at the place designated in such notice, the certificate or certificates representing the shares to be redeemed in accordance with such notice. On or after the date fixed in such notice of redemption, each holder of shares of 1996 Preferred to be so redeemed shall present and surrender the certificate or certificates for such shares duly endorsed for transfer to the Corporation at the place within the United States of America designated in said notice and thereupon the redemption price of such shares shall be paid to, or to the order of, the person whose name appears on such certificate or certificates as the owner thereof.

                 From and after the date fixed as the day of redemption of the 1996 Preferred, unless default shall be made by the Corporation in providing for the payment of the redemption price pursuant to such notice, all rights of the holders of the 1996 Preferred as shareholders of the Corporation, except the right to receive the redemption price, shall cease and terminate, provided, however, that the Corporation shall deposit the amount required for the payment of any part of the redemption price not claimed on the redemption date with a bank or trust company doing business in the State of Florida and having a capital and surplus of at least $50,000,000. Any interest allowed on moneys


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so deposited shall be paid to the Corporation.  Any moneys so deposited which shall remain unclaimed by the holders of the 1996 Preferred at the end of six years after the redemption date shall be paid by such bank or trust company to the Corporation, but the Corporation shall remain obligated to make payment thereof to the holders of 1996 Preferred entitled thereto (subject to any applicable escheat or similar laws). Any shares of 1996 Preferred redeemed by the Corporation shall be retired and shall not be reissued, and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized 1996 Preferred.

                 F.       Liquidation, Dissolution or Winding Up.

                          1.      Upon any liquidation, dissolution or winding
up of the Corporation, no distribution shall be made to the holders of any class or series of Preferred Stock ranking junior to the 1996 Preferred or to the holders of Common Stock of the Corporation unless the holders of the Senior A Preferred, the Senior B Preferred, the Senior C Preferred, the Senior D Preferred, the Senior E Preferred, the Senior G Preferred, the 1994 Convertible Preferred and the 1996 Preferred shall have received an aggregate amount equal to $50, $67, $50, $67, $62, $67, $200 and $1,000, per share, respectively.

                          2.      In the event the assets to be distributed to
the holders of the Senior Preferred, the 1996 Preferred and any other class or series of Preferred Stock ranking pari passu with the Senior Preferred and the 1996 Preferred shall be insufficient to permit the payment of the full preferential amount owed to the holders of the Senior Preferred, the 1996 Preferred and any class or series of Preferred Stock ranking pari passu with the Senior Preferred and the 1996 Preferred, then all the assets of the Corporation to be so distributed shall be distributed to the holders of the Senior Preferred, the 1996 Preferred and such other pari passu Preferred Stock on a pro rata basis in proportion to the respective amounts that would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

                          3.      In the event that assets of the Corporation
remain after distribution to holders of Senior Preferred and 1996 Preferred and any other class or series of Preferred Stock ranking pari passu with the Senior Preferred and 1996 Preferred in accordance with subparagraph 1 of this paragraph F, the holders of the Common Stock and the holders of Preferred Stock ranking junior to the Senior Preferred, the 1996 Preferred and any other class or series of Preferred Stock ranking pari passu with the Senior Preferred and 1996 Preferred shall be entitled to distribution of such assets in accordance with their respective rights thereto.


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                 IN WITNESS WHEREOF, the Corporation has caused the foregoing certificate to be signed by Paul A. Brown, its Chairman of the Board on January 26, 1996.



                                          HEARx Ltd.

                                          By:
                                             ----------------------------
                                             Paul A. Brown, M.D.
                                             Chairman of the Board




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